MICROTEST, INC.
                                   EXHIBIT 11
                         STATEMENT REGARDING COMPUTATION
                              OF PER SHARE EARNINGS
                                   (Unaudited)
                    (in thousands, except per share amounts)

                                                 Three Months Ended    Six Months Ended
                                                 -------------------  -------------------
                                                 June 28,   June 29,  June 28,   June 29,
                                                  1997       1996      1997       1996
                                                 -------    -------   -------    -------
Net (loss) income                                $   132    $   982   $  (854)     $1689
                                                 =======    =======   =======    =======

Common shares outstanding at end of period         8,159      8,120     8,159      8,120

Adjustment to reflect weighted average for
   shares issued during period                       (28)        11       (28)        (1)

Adjustment for options and warrants calculated
   under the treasury stock method:
     Options                                           3        185        63        147
     Warrants                                       --         --        --         --
                                                 -------    -------   -------    -------

Common and equivalent shares outstanding           8,134      8,316     8,131      8,266
                                                 =======    =======   =======    =======

Net (loss) income per share                      $  0.02    $  0.12   ($ 0.11)   $  0.20
                                                 =======    =======   =======    =======

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